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--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                WATERLINK, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

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

                                WATERLINK, INC.
                           4100 Holiday Street, N.W.
                            Canton, Ohio 44718-2532
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 20, 2000
                            ------------------------

To Our Stockholders:

     The annual meeting of stockholders of Waterlink, Inc. will be held at the Four Points by Sheraton, 4375 Metro Circle, N.W., Canton, Ohio 44720, on January 20, 2000 at 10:00 a.m., local time, for the following purposes:

     1. To elect two Class III directors to serve until the 2003 annual meeting of stockholders and until their respective successors are elected and qualified, and to elect one Class II director to serve until the 2002 annual meeting of stockholders and until his successor is elected and qualified;

     2. To ratify the appointment of Ernst & Young LLP as the independent public auditors of Waterlink; and

     3. To transact such other business as may properly come before the annual meeting and any adjournments thereof.

     The foregoing matters are described in more detail in the proxy statement which follows.

     The board of directors of Waterlink has fixed the close of business on November 30, 1999 as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments thereof. A copy of Waterlink's annual report on Form 10-K for the fiscal year ended September 30, 1999 is enclosed.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. PROXIES ARE REVOCABLE AT ANY TIME PRIOR TO THEIR BEING VOTED BY WRITTEN NOTICE TO THE SECRETARY OF WATERLINK OR BY APPEARANCE AT THE ANNUAL MEETING TO VOTE IN PERSON AND GIVING NOTICE OF SUCH REVOCATION.

                                          By Order of the Board of Directors

                                          DONALD A. WEIDIG, Secretary

December 3, 1999

                                WATERLINK, INC.
                           4100 Holiday Street, N.W.
                            Canton, Ohio 44718-2532
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 20, 2000
                            ------------------------

                                  INTRODUCTION

     This proxy statement is being furnished to stockholders of Waterlink, Inc. in connection with the solicitation by the board of directors of Waterlink of proxies for the annual meeting of stockholders of Waterlink to be held at 10:00 a.m., local time, on Thursday, January 20, 2000, at the Four Points by Sheraton, 4375 Metro Circle, N.W., Canton, Ohio, 44720. The enclosed proxy is solicited on behalf of the board of directors of Waterlink.

     Shares cannot be voted at the meeting unless the stockholder is present in person or represented by proxy. All shares represented by properly executed proxies received by the board of directors pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the enclosed proxy. If no directions have been specified by marking the appropriate squares on the proxy, the shares will be voted in accordance with the board of directors' recommendations. A stockholder signing and returning a proxy has the power to revoke it at any time prior to its exercise by delivering to Waterlink a later dated proxy or by giving notice to Waterlink in writing or in open meeting, but without affecting any vote previously taken.

     The holders of a majority of the outstanding shares of Waterlink common stock, present in person or represented by proxy and entitled to vote, constitute a quorum for the transaction of all business at the meeting. Abstentions and broker non-votes are included in determining if a quorum is present at the meeting.

     Only stockholders of record at the close of business on November 30, 1999 are entitled to vote at the meeting. As of November 30, 1999, there were issued and outstanding 19,211,091 shares of Waterlink common stock. Each share is entitled to one vote and cumulative voting is not permitted. A list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting, for a period of 10 days prior to the meeting, during normal business hours at the offices of Waterlink, 4100 Holiday Street N.W., Canton, Ohio. The list will also be available at the meeting.

     Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. As to all other matters, an affirmative vote of a majority of the shares present and voting at the meeting is required for approval of each of the proposals set forth in this proxy statement, provided that a majority of the issued and outstanding shares entitled to vote on the proposal cast their vote. Abstentions from voting will have the same effect as voting against the proposals.

     This proxy statement and the enclosed proxy were first mailed to stockholders on or about December 3, 1999.

                             COMMON STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Waterlink common stock as of October 31, 1999 by the executive officers of Waterlink, each of the directors and nominees of Waterlink and all executive officers, directors and nominees of Waterlink as a group, as well as by each person known by Waterlink to be the beneficial owner of more than 5% of Waterlink common stock. Beneficial ownership includes shares of Waterlink common stock subject to options, warrants, rights, or similar obligations exercisable within 60 days of the date of determination for purposes of computing the percentage of the person or group holding such options or warrants. Except as noted, each stockholder has sole voting power and sole investment power with respect to all shares beneficially owned by that stockholder. The percentage computations are based on 18,935,861 shares outstanding. An asterisk indicates less than one percent of shares outstanding.

                                                              SHARES OF WATERLINK
                                                                 COMMON STOCK         PERCENT
                      NAME AND ADDRESS                           BENEFICIALLY        OF SHARES
                    OF BENEFICIAL OWNER                              OWNED             OWNED
                    -------------------                       -------------------    ---------
State of Wisconsin Investment Board.........................       3,579,500(1)        18.90%
P.O. Box 7842
Madison, WI 53707
Brantley Venture Partners III, L.P..........................       2,404,459(2)        12.50%
20600 Chagrin Blvd
Suite 1150
Cleveland, OH 44122
T. Rowe Price Associates, Inc...............................       1,874,650(3)         9.90%
100 East Pratt St
Baltimore, MD 21202
CID Equity Capital V L.P....................................       1,100,000(4)         5.81%
One American Square
Suite 2850
Indianapolis, IN 46282
Environmental Opportunities.................................         676,000(5)         3.56%
Management Co., LLC
3100 Texas Commerce Tower
Houston, TX 77002
Theodore F. Savastano.......................................       1,009,164(6)(7)(8)   5.30%
T. Scott King...............................................         157,159(7)(8)         *
Michael J. Vantusko.........................................         204,205(7)(8)      1.07%
Robert P. Pinkas............................................       2,507,709(8)(9)     12.97%
Dr. Paul M. Sutton..........................................          15,050(8)(10)        *
Rollin S. Reiter............................................          29,250(8)            *
John R. Miller..............................................           9,250(8)            *
John T. Hackett.............................................       1,100,000(11)        5.81%
Dr. R. Gary Bridge..........................................              --               *
All directors, nominees and executive officers as a group (9
  persons)..................................................       5,031,787(12)       26.25%

---------------

 (1) Based on its filing on Form 13 G/A dated November 8, 1999.

 (2) Includes warrants to purchase 304,459 shares of Waterlink common stock held by Brantley Capital Corporation, an affiliate of Brantley Venture Partners III, L.P. Robert P. Pinkas, a director of Waterlink, is managing general partner of Brantley Venture Partners III, L.P. and has sole voting and investment power with respect to these shares.

 (3) Based on its filing on Form 13 G/A dated February 12, 1999 and the offering of shares by Waterlink which offering closed on October 5, 1999. T. Rowe Price Associates, Inc. has sole voting power with respect to 187,900 shares and sole dispositive power with respect to 1,208,300 shares.

 (4) Based on its filing on Form 13 G dated October 12, 1999.

 (5) Includes warrants issued to entities to purchase an aggregate of 51,000 shares of Waterlink common stock, as to which entities Environmental Opportunities Management Co., LLC is the general partner and has sole voting and investment power with respect to these shares. Waterlink has been advised that Sanders Morris Mundy Inc., one of the underwriters of Waterlink's initial public offering in 1997, owns a 75% interest in, and thereby controls, Environmental Opportunities Management Co. Sanders Morris Mundy Inc. purchased 1,138,650 shares in the offering by Waterlink, which offering closed on October 5, 1999. Such shares were purchased for certain of its discretionary accounts, which accounts do not include Environmental Opportunities Management Co., LLC or its related entities. Based on such purchase, Sanders Morris Mundy Inc. would be deemed to control 1,814,650 shares or 9.56%, and therefore we have included Environmental Opportunities Management Co., LLC in this table.

 (6) Mr. Savastano's business address is 4100 Holiday Street, N.W., Canton, OH, 44718.

 (7) Includes warrants to purchase the indicated shares of Waterlink common stock:

    Theodore F. Savastano......................................    16,364
    T. Scott King..............................................    10,909
    Michael J. Vantusko........................................     5,455

 (8) Includes options for the indicated optionholder to purchase the indicated shares of Waterlink common stock, which options are fully vested:

    Theodore F. Savastano.....................................    100,000
    T. Scott King.............................................    131,250
    Michael J. Vantusko.......................................    148,750
    Robert P. Pinkas..........................................    101,250
    Dr. Paul M. Sutton........................................      4,250
    Rollin S. Reiter..........................................      4,250
    John R. Miller............................................      4,250

 (9) Includes shares, including the 304,459 warrants referred to in footnote 2 above, which are held by Brantley Venture Partners III, L.P., of which Mr. Pinkas is managing general partner. Mr. Pinkas's business address is 20600 Chagrin Blvd., Suite 1150, Cleveland, OH 44122.

(10) Dr. Sutton disclaims beneficial ownership of 100 shares of common stock held by a member of his family.

(11) Includes shares which are held by CID Equity Capital V L.P., of which Mr. Hackett is managing general partner. Mr. Hackett's business address is One American Square, Suite 2850, Indianapolis, IN 46282.

(12) Includes options to purchase 494,000 shares of common stock, which are fully vested, and 337,187 warrants (as indicated above).

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Waterlink's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of Waterlink's equity securities, to file initial reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "Commission"). Such executive officers, directors and greater than ten-percent stockholders also are required by regulations promulgated by the Commission to furnish Waterlink with copies of all Section 16(a) forms they file with the Commission.

     To Waterlink's knowledge, based solely upon a review of such copies of the forms furnished to Waterlink, or written representations that no such forms were required, during the fiscal year ended September 30, 1999, its executive officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                                       I.

                             ELECTION OF DIRECTORS

     Pursuant to Waterlink's Certificate of Incorporation and Waterlink's By-Laws, the board of directors is divided into three classes with each director serving a three-year term (after the initial term). The directors of Class III (Mr. Robert P. Pinkas and Dr. Paul M. Sutton) hold office until the scheduled annual meeting of stockholders which is expected to be held on January 20, 2000, the directors of Class I (Messrs. John R. Miller and Theodore F. Savastano) hold office until the scheduled annual meeting of stockholders which is expected to be held in January 2001 with respect to Waterlink's 2000 fiscal year, and directors of Class II (Messrs. Rollin S. Reiter and T. Scott King) hold office until the scheduled annual meeting of stockholders which is expected to be held in January 2002 with respect to Waterlink's 2001 fiscal year. Stockholders will elect the directors of each Class for three-year terms at the appropriate annual meetings of stockholders.

     Accordingly, two persons are to be elected to serve as Class III directors at the Annual Meeting. The Board has recommended the persons named in the table below as nominees for election as Class III directors. Mr. Pinkas is presently a director of Waterlink. It is anticipated that Mr. Pinkas will become Chairman of the Board of Waterlink following the annual meeting. Mr. Hackett is not presently a director of Waterlink but has agreed to serve if elected. Mr. Reiter has advised Waterlink that he is resigning as a director effective on the date of the annual meeting. Accordingly, the Board has recommended the person named in the table below as a nominee for election as a Class II director to serve until Waterlink's annual meeting with respect to its 2001 fiscal year. Dr. Bridge is not presently a director of Waterlink but has agreed to serve if elected.

     Unless otherwise directed, all proxies (unless revoked or suspended) will be voted for the election of the three nominees for director set forth below. If, for any reason, any nominee is unable to accept such nomination or to serve as a director, an event not currently anticipated, the persons named as proxies reserve the right to exercise their discretionary authority to substitute such other person or persons, as the case may be, as a substitute nominee, or the Board has the authority to reduce the number of management nominees to such extent as they shall deem advisable. Waterlink is not aware of any reason why any nominee should become unavailable for election, or if elected, should be unable to serve as a director. Set forth below is certain information with respect to the nominees.

     The following information is derived from information supplied by the directors and nominees and is presented with respect to the nominees for election as directors of Waterlink in Class III to serve for a term of three years and until the election and qualification of their respective successors, the nominee for election as a director of Waterlink in Class II to serve for a term of two years and until the election and qualification of his successor, and for the directors in Classes I and II whose terms expire at the annual meeting of stockholders occurring with respect to Waterlink's 2000 and 2001 fiscal years, respectively, and until the election and qualification of their respective successors.

NOMINEES FOR DIRECTOR WHOSE TERM EXPIRES IN 2003 (CLASS III)

                                                                                     HAS BEEN A
                                                                 AGE (AS OF          DIRECTOR OF
                      NAME OF NOMINEE                         OCTOBER 31, 1999)    WATERLINK SINCE
                      ---------------                         -----------------    ---------------
Robert P. Pinkas............................................         45                 1994
John T. Hackett.............................................         67                   --

NOMINEE FOR DIRECTOR WHOSE TERM EXPIRES IN 2002 (CLASS II)

                                                                                     HAS BEEN A
                                                                 AGE (AS OF          DIRECTOR OF
                      NAME OF NOMINEE                         OCTOBER 31, 1999)    WATERLINK SINCE
                      ---------------                         -----------------    ---------------
Dr. R. Gary Bridge..........................................         55                   --

                              DIRECTORS WHOSE TERM
                       CONTINUES AFTER THE ANNUAL MEETING

DIRECTORS WHOSE TERM EXPIRES IN 2001 (CLASS I)

                                                                                     HAS BEEN A
                                                                 AGE (AS OF          DIRECTOR OF
                      NAME OF DIRECTOR                        OCTOBER 31, 1999)    WATERLINK SINCE
                      ----------------                        -----------------    ---------------
John R. Miller..............................................         61                 1997
Theodore F. Savastano.......................................         62                 1994

DIRECTOR WHOSE TERM EXPIRES IN 2002 (CLASS II)

                                                                                     HAS BEEN A
                                                                 AGE (AS OF          DIRECTOR OF
                      NAME OF DIRECTOR                        OCTOBER 31, 1999)    WATERLINK SINCE
                      ----------------                        -----------------    ---------------
T. Scott King...............................................         47                 1998

     T. Scott King was elected President and Chief Executive Officer of Waterlink effective June 8, 1998 and was elected to the Board on September 3, 1998. Prior to joining Waterlink, Mr. King served as President and General Manager, Consumer Brands Division of The Sherwin-Williams Company since February 1992. Prior thereto, Mr. King served as Vice President, Director of Sales and Marketing, Consumer Division since June 1987.

     John R. Miller was elected to the Board in March 1997. Since 1988, Mr. Miller has been President, Chief Executive Officer and a Director of TBN Holdings Inc., a resource recovery and recycling company. Mr. Miller has previously served as a director and Chairman of the Board of the Federal Reserve Bank of Cleveland and as President, Chief Operating Officer and a director of The Standard Oil Company. Mr. Miller serves on the Board of Directors of Eaton Corporation, a global manufacturer of highly engineered products which serve industrial, vehicle, construction, commercial and aerospace markets; and of Cambrex Corporation, a leading supplier of specialty and fine chemicals.

     Robert P. Pinkas, a Director since the inception of Waterlink, is Chairman of the Board, Chief Executive Officer, Treasurer and a director of Brantley Capital Corporation, a business development corporation, and Chairman of the Board, Chief Executive Officer, Treasurer and a manager of Brantley Capital Management, L.L.C., an investment adviser. Mr. Pinkas also serves as managing general partner of Brantley Venture Partners, a venture capital firm that makes investments through its various partnership funds. Mr. Pinkas founded and has been affiliated with the Brantley entities for more than the past five years. Additionally, Mr. Pinkas is a director of Quad Systems Corporation, Gliatech, Inc., Pediatric Services of America, Inc. and Caredata.com, Inc. It is anticipated that Mr. Pinkas will become Chairman of the Board of Waterlink following the annual meeting.

     Theodore F. Savastano is the founder of Waterlink and has been Chairman of the Board since its inception in December 1994. He served as Chief Executive Officer of Hunter Environmental Services, Inc., a multi-disciplined environmental company from August 1985 to January 1988 and as Chief Executive Officer and founder of Summit Environmental Group, Inc., a full-service environmental consulting engineering company from August 1988 to May 1994. Mr. Savastano has announced his retirement as Chairman of the Board of Waterlink effective immediately following the annual meeting.

     John T. Hackett is a nominee for director of Waterlink. Since 1991, Mr. Hackett has been a Managing General Partner of CID Equity Partners, L.P., a venture capital firm. Mr. Hackett also serves as a director of Ball Corporation, Irwin Financial Corporation, Meridian Insurance Group Inc. and Wabash National Corporation.

     Dr. R. Gary Bridge is a nominee for director of Waterlink. Since 1995, Dr. Bridge has been Vice President, Worldwide Market Intelligence and Planning, of International Business Machines Corporation. For the twenty-three years preceeding 1995, Dr. Bridge was a professor of psychology at Columbia University. From 1985 to 1995, Dr. Bridge also was President of Bridge Group Inc., a consulting practice specializing in quantitative research.

                      INFORMATION RELATING TO NON-DIRECTOR
                         EXECUTIVE OFFICER OF WATERLINK

     Michael J. Vantusko, 42, a certified public accountant, joined Waterlink on January 1, 1997 as Chief Financial Officer. From October 1995 to December 1996, he served as Chief Financial Officer of Waxman Industries, Inc., a packager and distributor of plumbing, electrical and hardware products. From February 1994 to September 1995, Mr. Vantusko served as President, Chief Operating Officer, and Chief Financial Officer of Overdrive Systems, Inc., an emerging software developer of electronic books. From 1979 to 1994, he was employed by The Fairchild Corporation (formerly Banner Industries, Inc.) where he held several positions, including Chief Financial Officer of Fairchild's largest wholly-owned operating division from 1990 to 1994 and Vice President of Fairchild from 1986 to 1990.

                       INFORMATION RELATING TO THE BOARD
                OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

     During the fiscal year ended September 30, 1999, the Board held 10 meetings. Waterlink has an Audit Committee, Compensation Committee and a Nominating Committee. During the fiscal year ended September 30, 1999, Messrs. John R. Miller, Rollin S. Reiter and Dr. Paul M. Sutton (Chairman) served on the Audit Committee, Messrs. John R. Miller, Robert P. Pinkas, Rollin S. Reiter (Chairman) and Dr. Paul M. Sutton served on the Compensation Committee and Messrs. John R. Miller, Robert P. Pinkas and Dr. Paul M. Sutton (Chairman) served on the Nominating Committee. Each of the directors attended 75% or more of all meetings of the Board and of its committees of which he was a member.

AUDIT COMMITTEE

     The Audit Committee acts as a liaison between Waterlink's independent auditors and the Board, reviews the scope of the annual audit and the management letter associated therewith, reviews Waterlink's annual and quarterly financial statements and reviews the sufficiency of Waterlink's internal accounting controls. The Audit Committee held two meetings during fiscal 1999.

COMPENSATION COMMITTEE

     The general functions of the Compensation Committee include approval (or recommendation to the Board) of the compensation arrangements for senior management, directors and other key employees, review of benefit plans in which officers and directors are eligible to participate and periodic review of the equity compensation plans of Waterlink and the grants under such plans. The Compensation Committee administers the 1997 Omnibus

Incentive Plan of Waterlink, the 1995 Stock Option Plan of Waterlink, the 1997 Non-Employee Director Stock Option Plan and the Employee Stock Purchase Plan of Waterlink. The Compensation Committee held two meetings during fiscal 1999.

NOMINATING COMMITTEE

     The Nominating Committee makes recommendations concerning the organization, size and composition of the Board and its committees, proposes nominees for election to the Board and its committees and considers the qualifications, compensation and retirement of directors. The Nominating Committee did not meet during fiscal 1999. The Nominating Committee will consider nominations of persons for election as directors that are submitted by stockholders in writing in accordance with requirements set forth in Waterlink's By-Laws.

DIRECTOR REMUNERATION

     Directors who are employees of Waterlink receive no compensation, as such, for service as members of the Board or any committees of the Board.

     Directors who are not employees of Waterlink receive an annual retainer of $10,000, payable in equal quarterly installments. In addition, non-employee directors receive compensation of $750 for each meeting of the Board (in excess of the four regularly scheduled meetings) or any committee of the Board attended by them (other than with respect to any meetings of any committee on a day on which the Board also meets), and compensation of $250 for each additional telephonic meeting of the Board or any committee of the Board. All directors are reimbursed for out of pocket expenses incurred in attending meetings of the Board or committees and for other expenses incurred in their capacity as directors.

     In addition, directors who are not employees of Waterlink receive for each year of service on the Board, options under Waterlink's 1997 Non-Employee Director Stock Option Plan (the "Director Plan"). The per share exercise price of options granted under the Director Plan is the fair market value of the Common Stock on the date of grant. The exercise price of options granted under the Director Plan is payable in cash or in shares of Common Stock valued at fair market value at the time of exercise, or a combination of cash and shares; however, Waterlink may establish "cashless exercise" procedures, subject to applicable laws, rules and regulations, pursuant to which a director may exercise an option and arrange for a simultaneous sale of the underlying Common Stock, with the exercise price being paid from the proceeds of such sale. Options granted under the Director Plan will expire ten years after the date of grant, subject to earlier termination, and may be exercised as follows: 25% after one year from the date of grant, 50% after two years from the date of grant, 75% after three years from the date of grant and 100% after four years from the date of grant.

     Messrs. Miller, Reiter and Sutton were each granted an option to purchase 3,000 shares of Common Stock in connection with his election to the Board. In addition, on May 23 of each year, the anniversary of the date the Director Plan became effective, each of Waterlink's then non-employee directors who have served as directors for at least six months are automatically granted an option to purchase 5,000 shares of Common Stock.

     The Director Plan is administered by the Compensation Committee. The principal terms of the option grants are set forth in the Director Plan. Therefore, the Compensation Committee has no discretion to select which directors receive options, the number of shares of Common Stock subject to options or the exercise price of options.

RECOMMENDATION

     The Board recommends a vote FOR the each of the three nominees.

EXECUTIVE COMPENSATION

     The following table presents information regarding compensation we paid to our chief executive officer and our other executive officers whose salary and bonus together exceeded $100,000 in fiscal 1999. We refer to these individuals collectively as the "Named Executive Officers." The compensation described in the table does not include benefits which are generally available to all our salaried employees and perquisites and other personal benefits which do not exceed the lesser of $50,000 or 10% of the officer's salary and bonus shown in the table.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                             COMPENSATION AWARDS
                                         ANNUAL COMPENSATION               ------------------------
                               ----------------------------------------    RESTRICTED    SECURITIES
      NAME AND                                           OTHER ANNUAL        STOCK       UNDERLYING       ALL OTHER
 PRINCIPAL POSITION    YEAR    SALARY($)    BONUS($)    COMPENSATION($)    AWARDS($)     OPTIONS(#)    COMPENSATION($)
 ------------------    ----    ---------    --------    ---------------    ----------    ----------    ---------------
Theodore F. Savastano  1999    $240,000     $ --             --              --             --              --
Chairman of the        1998    $240,000     $45,000(2)       --              --             --              --
Board of Directors     1997    $234,013     $125,000      $1,050,000(4)      --           100,000        $1,658,750(5)

T. Scott King(1)       1999    $300,000     $ --             --              --           125,000        $    1,606(6)
Chief Executive        1998    $108,750     $50,000(3)       --              --           400,000        $    1,004(6)
Officer and President  1997       --          --             --              --             --              --
Michael J. Vantusko    1999    $187,500     $ --             --              --            75,000        $    1,757(6)
Chief Financial
  Officer              1998    $162,500     $40,000(2)       --              --            20,000        $    1,425(6)
                       1997    $123,500(7)  $50,000          --              --           225,000        $      390(6)

---------------

(1) The board elected Mr. King to be our president and chief executive officer effective June 8, 1998. Salary and other compensation for 1998 represent amounts from June 8, 1998 through September 30, 1998. For terms of Mr. King's compensation, see "Employment Agreements," below.

(2) In January 1998 bonus payments were made which represent deferred payments in connection with our initial public offering. No other bonus amounts were earned or paid to these individuals during fiscal 1998.

(3) Mr. King's employment agreement provided for a bonus of $50,000 upon signing. No other bonus amount was earned by or paid to Mr. King during fiscal 1998.

(4) The amount shown represents $1,050,000 of gross-up payment for tax liabilities incurred by Mr. Savastano upon exercise of the non-qualified stock options described in footnote 5, below, which was paid to Mr. Savastano pursuant to his 1994 employment agreement with Waterlink.

(5) The amount shown represents compensation related to the exercise of 100,000 non-qualified stock options received by Mr. Savastano pursuant to the terms of his 1994 employment agreement. The options were exercisable upon consummation of the initial public offering. The compensatory amount was determined by multiplying the number of options exercised by the difference between the market value at the date of exercise ($16.6875) and the exercise price of $.10 per share.

(6) The amounts shown represent Waterlink's "match" payment relating to our 401(k) Plan.

(7) The amount shown represents salary from January 1, 1997, the date Mr. Vantusko began working for us.

STOCK OPTION GRANTS

     The following table designates each grant of stock options made to the Named Executive Officers during fiscal 1999. The per share exercise price of options granted under our stock option plans is the fair market value of the Waterlink common stock on the date of grant. Waterlink has not yet granted stock appreciation rights, or SARs. Amounts under the column heading "Potential Realizable Value..." represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future Waterlink common stock price growth. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, are dependent on the actual future performance of our common stock which will benefit all stockholders.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                             VALUE AT
                               -------------------------------------------------------       ASSUMED ANNUAL
                                              PERCENT OF                                    RATES OF STOCKS
                               NUMBER OF     TOTAL OPTIONS                                 PRICE APPRECIATION
                               SECURITIES     GRANTED TO       EXERCISE                     FOR OPTION TERM
                               UNDERLYING      EMPLOYEES          OF                      --------------------
                                OPTIONS         FISCAL        BASE PRICE    EXPIRATION
            NAME               GRANTED(#)        YEAR           ($/SH)         DATE        5%($)       10%($)
            ----               ----------    -------------    ----------    ----------    --------    --------
Theodore F. Savastano                --            --              --              --           --          --
T. Scott King                   125,000          28.2%          $3.25        12/11/08     $255,488    $647,458
Michael J. Vantusko              75,000          16.9%          $3.25        12/11/08     $153,293    $388,475

STOCK OPTION EXERCISES

     The following table describes exercises of stock options during fiscal 1999 by each of the Named Executive Officers and their stock options outstanding as of September 30, 1999. Waterlink has not granted stock appreciation rights. None of the outstanding stock options are "in-the-money" since the exercise price of all options are in excess of the market price for Waterlink common stock on September 30, 1999.

               AGGREGATED OPTION EXERCISE IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                              NUMBER OF
                                                                              SECURITIES           VALUE OF
                                                                              UNDERLYING         UNEXERCISED
                                                                             UNEXERCISED         IN-THE-MONEY
                                                                               OPTIONS             OPTIONS
                                                                              AT FISCAL           AT FISCAL
                                               SHARES                        YEAR-END(#)         YEAR-END($)
                                             ACQUIRED ON       VALUE        EXERCISABLE(E)     UNEXERCISABLE(U)
                   NAME                      EXERCISE(#)    REALIZED($)    UNEXERCISABLE(U)     EXERCISABLE(E)
                   ----                      -----------    -----------    ----------------    ----------------
Theodore F. Savastano                            --             --             100,000(E)         --    (E)
                                                                                    --(U)         --    (U)
T. Scott King                                    --             --             100,000(E)         --    (E)
                                                                               425,000(U)         --    (U)
Michael J. Vantusko                              --             --             130,000(E)         --    (E)
                                                                               140,000(U)         --    (U)

EMPLOYMENT AGREEMENTS

     Mr. Savastano entered into an employment agreement with Waterlink in 1997 which provided for him to serve as chairman of the board for an initial term of three years subject to automatic one-year extensions on each anniversary of the agreement until mandatory retirement at age 65. He is paid an annual base salary of $240,000. Mr. Savastano participates in Waterlink's annual incentive bonus plan which entitles him to earn annually an amount ranging from zero to 150% of his base salary if performance goals established by the board of directors are achieved. If Mr. Savastano's employment is terminated without cause or if he terminates his employment for good cause, he will receive an amount equal to the present value of twice the sum of his base salary in effect when terminated and the annual bonus paid to him for that fiscal year if calculable, and if not calculable, then the bonus paid to him with respect to the prior fiscal year. If the payment is as a result of a change of control and the termination occurs within one year of the change of control, the amount payable to Mr. Savastano will be paid in a lump sum. In either event, if the amounts payable to Mr. Savastano are "excess parachute payments" for federal tax purposes, Mr. Savastano will be paid an additional amount to offset any taxes payable with respect to the excess parachute payment and the additional payment. He is also restricted from competing with Waterlink during the term of his agreement and for 24 months following its termination.

     In connection with Mr. Savastano leaving Waterlink, to be effective on the earlier of the annual meeting of stockholders or January 31, 2000, Waterlink and Mr. Savastano entered into an agreement substantially on terms consistent with the provisions required under his existing employment agreement. Mr. Savastano will receive $480,000 payable in 48 equal semi-monthly installments. He will also retain until October 31, 2002 standard executive employee medical and similar benefits. Stock options to purchase 100,000 shares of Waterlink common stock granted to him in June 1996 with an exercise price of $4.40 per share, will be exercisable until two years following his departure, subject to agreed-upon volume limitations. Mr. Savastano agreed to maintain as confidential information he had access to while employed by Waterlink. Mr. Savastano is restricted from competing with Waterlink two years following his retirement.

     Mr. King entered into an employment agreement with Waterlink in 1998 which provides for him to serve as president and chief executive officer for an initial term of three years subject to automatic one-year extensions on each anniversary of the agreement until mandatory retirement at age 65. He is paid an initial annual base salary of $300,000. Mr. King participates in Waterlink's annual incentive bonus plan which entitles him to earn annually an amount ranging from zero to 150% of his base salary if performance goals established by the board of directors are achieved. He was also paid a $50,000 signing bonus. If Mr. King's employment is terminated without cause or if he terminates his employment for good cause, he will receive an amount equal to the present value of one and one-half times the sum of his base salary in effect when terminated and the annual bonus paid to him with respect to that fiscal year if termination occurs after the first four months of the fiscal year, and if termination occurs during the first four months of a fiscal year, then the bonus, if any, paid to him with respect to the fiscal year immediately preceding the year in which his employment was terminated. If any of the payments payable to Mr. King under these circumstances are "excess parachute payments" for federal tax purposes, Mr. King is to be paid an additional amount to offset any tax payable with respect to the excess parachute payment and the additional payment. He is also restricted from competing with Waterlink during the term of his agreement and for 18 months following its termination. Mr. King was granted options to purchase 400,000 shares of Waterlink common stock at $7.625, which was then the fair value. Those options vest in four equal installments beginning on May 21, 1999 subject to acceleration.

     Mr. Vantusko entered into an agreement with Waterlink in 1997 which provides for him to serve as chief financial officer for initial terms of three years subject to automatic one-year extensions on each anniversary of the agreement. He was paid an annual base salary of $150,000. Mr. Vantusko participates in Waterlink's annual incentive plan which entitles him to earn annually an amount ranging from zero to 150% of his base salary if performance goals established by the board of directors are achieved. If Mr. Vantusko's employment is terminated without cause or if he terminates his employment for good cause, he will receive an amount equal to the sum of his base salary in effect when terminated and the annual bonus paid to him for that fiscal year if calculable, and if not calculable, then the bonus paid to him with respect to the prior fiscal year. He is also restricted from competing with Waterlink during the term of his agreement and for 12 months following its termination. In 1997, Mr. Vantusko was granted options to purchase 100,000 shares of Waterlink common stock at $11.00 per share, the initial offering price of the Waterlink common stock sold in our initial public offering. This option vests in four equal annual installments beginning on May 23, 1998, subject to acceleration. Effective April 1, 1999, Mr. Vantusko's annual base salary was increased to $200,000.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee's function is, in part, to establish and review Waterlink's arrangements and programs for compensating executive officers, including the Named Executive Officers named in the Summary Compensation Table. The Compensation Committee is composed entirely of directors who are neither officers nor employees of Waterlink.

     Waterlink's executive compensation program is designed to provide competitive compensation and benefit programs that attract and retain capable executives who are integral to the success of Waterlink, reward them for achievement of both short-term and long-term objectives and provide them with an economic incentive to increase stockholder value. The Compensation Committee believes its policies are best implemented by providing compensation comprised of separate components, all of which are designed to motivate executive performance. These components are a salary, short-term incentive compensation (bonus) and long-term incentive compensation (stock options). The bonuses and stock options are in addition to executives' yearly based salaries, which are intended to be competitive with companies which the Compensation Committee believes are comparable to Waterlink.

     In setting executive compensation practices for Waterlink, the Compensation Committee generally compares executive compensation programs with other companies' compensation programs for executives with similar responsibilities and, based on that information, together with an analysis of other relevant factors and on negotiations with the Named Executive Officers, established levels of base salary.

     The Compensation Committee administers the Bonus Plan pursuant to which the executives of Waterlink, including the Named Executive Officers, are entitled to earn, in each year during the term of their employment, bonuses based upon a percentage of their base salary, subject to achievement of certain performance goals and criteria determined by the Compensation Committee. The percentage of an eligible executive's salary that may be earned as a bonus pursuant to the Bonus Plan will vary depending upon the employee's position with Waterlink but generally is not anticipated to exceed 150% of base salary. No bonus amounts under the Bonus Plan were earned or paid during fiscal 1999.

     The Compensation Committee believes that the grant of stock options aligns the interests of Waterlink's executives with those of its stockholders. The Compensation Committee determines the recipients of stock option grants and the size of grants consistent with these principles, based upon the employee's performance and position with Waterlink. During fiscal 1999, stock options were granted to approximately 94 employees, including executive officers. As of September 30, 1999, approximately 183 employees, including executive officers, held stock options granted by Waterlink. All stock options granted during fiscal 1999 had an exercise price equal to the market value of common stock on the date of grant. Generally, all stock options granted are anticipated to vest over four years, except under limited circumstances.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     T. Scott King's compensation for fiscal 1999 was determined pursuant to an employment agreement entered into contemporaneously with his election as President and Chief Executive Officer of Waterlink effective June 8, 1998. Mr. King's compensation, including base salary and bonus compensation, was determined based upon negotiation between Waterlink and Mr. King. Pursuant to Mr. King's employment agreement, he is entitled to earn up to 150% of his base salary pursuant to Waterlink's bonus plan.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Code generally limits the annual tax deduction for applicable remuneration paid to Waterlink's Chief Executive Officer and certain other highly compensated executive officers to $1,000,000. The Compensation Committee does not believe that the applicable remuneration to be paid to Waterlink's executives will exceed the deduction limit set by Section 162(m).

                                          MEMBERS OF THE COMMITTEE
                                          ROLLIN S. REITER, Chairman
                                          JOHN R. MILLER
                                          ROBERT P. PINKAS
                                          DR. PAUL M. SUTTON

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act or the Exchange Act unless Waterlink specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                               PERFORMANCE GRAPH

     Set forth below is a graph comparing the percentage change in the cumulative total stockholder return of the Common Stock, the Standard and Poor's 500 Index and a peer group index constructed by Waterlink for the period since the Common Stock commenced trading on June 25, 1997 to the fiscal year ended September 30, 1999. The peer group index consists of: Ionics, Incorporated; Osmonics, Inc.; and Calgon Carbon Corporation. These corporations are involved in various aspects of the water treatment business. This peer group index has changed from last year, eliminating United States Filter Corporation. This change was necessitated by the acquisition of United States Filter corporation by Vivendi and the resulting unavailability of separate information for United States Filter Corporation. The graph assumes $100 invested on June 25, 1997 in Waterlink and in each of the other indices.

                               PERFORMANCE GRAPH
                     COMPARISON OF CUMULATIVE TOTAL RETURN*

                          TOTAL RETURN TO STOCKHOLDERS
                       (ASSUMES $100 INVESTED ON 6/25/97)

                                                     WATERLINK INC.                PEER GROUP                    S&P 500
                                                     --------------                ----------                    -------
6/25/97                                                $ 100.00                    $ 100.00                   $  100.00
9/30/97                                                $ 170.46                    $  94.30                   $  107.05
9/30/98                                                $  25.00                    $  54.33                   $  116.11
9/30/99                                                $  23.86                    $  61.25                   $  146.41

Source: Carl Thompson Associates www.ctaonline.com (800) 959-9677. Data from
        Bloomberg Financial Markets.

* Total Return Assumes Reinvestment of Dividends (none paid by Waterlink)

Note: Companies in indices measured by Market Capitalization

                                      II.

             RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC AUDITORS

     At the annual meeting, the stockholders of Waterlink will be asked to ratify the appointment of the independent public auditors of Waterlink.

     Waterlink's financial statements for the fiscal year ended September 30, 1999 have been examined by the firm of Ernst & Young LLP, independent certified public auditors. Ernst & Young LLP have been the independent certified public auditors of Waterlink since Waterlink's inception. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

RECOMMENDATION

     The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as independent public auditors of Waterlink.

                                 OTHER BUSINESS

     The only business to come before the annual meeting of which management is aware is set forth in this proxy statement. If any other business properly is presented for action, it is intended that discretionary authority to vote the proxies shall be exercised in respect thereof.

                    ANNUAL REPORTS AND FINANCIAL STATEMENTS

     The annual report on Form 10-K of Waterlink for the fiscal year ended September 30, 1999 is being furnished simultaneously herewith. Such report and the financial statements included therein are not to be considered a part of this proxy statement.

     Upon the written request of any stockholder, management will provide, free of charge, a copy of the exhibits to Waterlink's annual report on Form 10-K for the fiscal year ended September 30, 1999. Requests should be directed to Secretary, Waterlink, Inc., 4100 Holiday Street, N.W., Canton, Ohio 44718-2532. You may also access and read our SEC filings, including exhibits to our annual report on Form 10-K for the fiscal year ended September 30, 1999, through the SEC's Internet site at www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

               STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     Waterlink intends to hold its 2000 annual meeting of stockholders in January 2001. In order for a stockholder proposal to be included in next year's proxy statement, it must be received by the Secretary of Waterlink at its offices, 4100 Holiday Street, N.W., Canton, Ohio 44718-2532, by August 7, 2000.

                            EXPENSES OF SOLICITATION

     All expenses relating to the solicitation of proxies will be paid by Waterlink. Solicitation will be made principally by mail, but officers and regular employees may solicit proxies by telephone or personal contact with nominal expense to Waterlink. Waterlink will reimburse brokers, banks, and other nominees who hold common stock in their names for their reasonable expenses in forwarding proxy material to beneficial owners thereof.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES TO THE BOARD NAMED HEREIN AND FOR PROPOSAL II (THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP).

     ALL STOCKHOLDERS ARE URGED TO MARK, SIGN AND SEND IN THEIR PROXIES WITHOUT DELAY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                          By Order of the Board of Directors

                                          DONALD A. WEIDIG, Secretary

December 3, 1999

                                WATERLINK, INC.
                ANNUAL MEETING OF STOCKHOLDERS, JANUARY 20, 2000
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) acknowledges receipt of the Notice dated December 3, 1999, of the Annual Meeting (the "Annual Meeting") of Stockholders of Waterlink, Inc. (the "Company") to be held on January 20, 2000, and (ii) constitutes and appoints T. Scott King and Michael J. Vantusko, or either of them, attorneys and proxies, with full power of substitution, for and in the name, place and stead of the undersigned, to vote as directed below with respect to all shares of Common Stock of the Company standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote, at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

1. ELECTION OF DIRECTORS

[ ] FOR the three nominees listed below            [ ] WITHHOLD AUTHORITY
    (except as marked to the contrary below)           to vote for the nominees listed below
                      Robert P. Pinkas, John T. Hackett and Dr. R. Gary Bridge

        INSTRUCTION: To withhold authority to vote for any individual nominee, mark "FOR the three nominees listed below" appearing above and write that nominee's name on the space provided here:

        ----------------------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT PUBLIC AUDITORS OF THE COMPANY.
             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

                                                     (Continued on Reverse Side)

3. IN THEIR DISCRETION WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE THREE NOMINEES LISTED ABOVE AND FOR THE PROPOSAL.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE THREE NOMINEES LISTED ABOVE AND FOR PROPOSAL 2 ABOVE.

                                            DATED:

                                            ------------------------------------
                                            Signature
                                            ------------------------------------
                                            Signature, if held jointly

                                            PLEASE SIGN EXACTLY AS NAME APPEARS
                                            ON THIS PROXY.
                                            When shares are held by joint
                                            tenants, both should sign. When
                                            signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such. If a
                                            corporation, please sign in full
                                            corporate name by the President or
                                            other authorized officer. If a
                                            Partnership, please sign in
                                            partnership name by authorized
                                            person.

                                            PLEASE MARK, SIGN, DATE AND RETURN
                                            THIS PROXY CARD PROMPTLY USING THE
                                            ENCLOSED ENVELOPE.